Wednesday, March 11, 2009

AMMEDNMENT TO LETTER OF INTENT SIGNED FEBRUARY 13, 2009 BETWEEN YALE RESOURCES LTD. AND CANDEV RESOURCE EXPLORATION LTD.

Candev and Yale agree to amend the terms of the LOI to:

1. Sale and Option Agreement

THE PARTIES AGREE to negotiate in good faith a Definitive Agreement to include the following terms and conditions:

(a) Yale agrees to sell to Candev or its designated nominee a 50% undivided interest in the Property, in consideration of which Candev will make the following payments to Yale:

(i) a deposit of CDN $17,500 to Yale upon the execution of this Letter of Intent (the "Deposit") (PAID); and

(ii) pay an additional CDN $17,500 to Yale on the Effective Date.

(b) Yale agrees to grant to Candev an option (the "Option") to acquire a further 30% interest in the Property. To exercise the Option, Candev shall issue securities of Candev and fund exploration, development and other expenditures (the "Expenditures") on the Property in the following manner:

(i) on or before the date which is one (1) year after the Closing Date, Candev will issue 200,000 shares of common stock of Candev to Yale and fund Expenditures aggregating CDN$150,000 on the Property;

(ii) on or before the date which is two (2) years after the Closing Date, Candev will issue an additional 250,000 shares of common stock of Candev to Yale and fund additional Expenditures aggregating CDN$250,000 on the Property; and

(iii) on or before the date which is three (3) years after the Closing Date, Candev will issue an additional 350,000 shares of common stock of Candev to Yale and fund additional Expenditures aggregating CDN$400,000 on the Property.

(c) If Candev terminates the agreement at any time prior to the exercise of the Option, then Yale will have the right to purchase all of Candev's interest in the Property for CDN$25,000;

(d) Upon exercise of the Option, Yale and Candev will be deemed to have formed a joint venture (the "Joint Venture") for the purpose of carrying out all such acts which are necessary or appropriate, directly

or indirectly, to:

(i) hold the Property and the other assets of the Joint Venture,

(ii) explore the Property for minerals and, if feasible, develop a mine thereon,

(iii) so long as it is technically, economically and legally feasible, operate such mine and exploit any minerals extracted from the Property, and

(iv) carry out any other activity in connection with or incidental to any of the foregoing;

(e) Upon exercise of the Option, Yale and Candev will enter into a joint venture agreement (the "Joint Venture Agreement"), and each of them will negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver a formal agreement containing such terms and any other terms and conditions as would be customary for a comparable jointly owned project, including the terms set out in Section 1(d) hereto; and

(f) Candev's initial participating interest under the Joint Venture Agreement will be eighty percent (80%) and Yale's initial participating interest under the Joint Venture Agreement will be twenty (20%).

2. Due Diligence Investigation

Yale agrees to make available and grant access to Candev and their representatives, any corporate, financial, geological or information as is reasonably necessary to conduct a due diligence review of the Property. Yale shall take reasonable good faith efforts promptly to provide Candev or its representatives such documents as may reasonably be requested in writing. Yale will grant to Candev and its consultants the right of entry to the Property for the purpose of carrying out its due diligence review of the Property and to perform such investigations, surveys and tests as Candev deems desirable.

Candev agrees that all expenditures during the Due Diligence Investigation period will be borne by Candev, including, if required, the preparation of a Technical Report.

The Due Diligence Investigation period will be terminated upon the Effective Date.

3. Closing Conditions

Closing of the transactions contemplated herein (the "Closing") will occur on or before May 31, 2009 or on such other date as the parties may agree (the "Closing Date"), to be held at the City of Vancouver, Canada, at such place and time as the parties may agree.

Conditions to Closing shall include, without limitation:

(i) approval of this transaction by the boards of directors of both parties, and any other necessary parties;

(ii) receipt of any necessary regulatory approvals;

(iii) DELETED;

(iv) Candev completing a due diligence review of the Property and Candev being satisfied, in its sole and absolute discretion, with the results of such a review and verification;

The parties will use their reasonable efforts to complete the Definitive Agreement within ninety (90) days after the date of execution of this Letter of Intent and agree to extend the closing date for an additional thirty (30) days if there is a delay in obtaining any required regulatory consents. In the event that the Transaction does not close on or before the Closing Date, this Letter Agreement shall be null and void and of no further force or effect, and Yale will refund the Deposit to Candev.

YALE RESOURCES LTD.

By: ____________________________
Name: Ian Foreman
Title: President

CANDEV RESOURCE EXPLORATION, INC.

By: ____________________________
Name: Mark McLeary
Title: President